Exhibit 99.1

Investors Title Company Announces Fourth Quarter and Fiscal Year 2010 Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--February 17, 2011--Investors Title Company today announced its results for the fourth quarter and year ended December 31, 2010. For the quarter, net income increased to $2,368,550, or $1.04 per diluted share, compared with $309,300, or $0.14 per diluted share, for the prior year period. For the year, net income increased 32.0% to $6,372,626, or $2.78 per diluted share, compared with $4,828,779, or $2.10 per diluted share, for the prior year.

The increase in net income for the quarter was driven primarily by revenue growth and favorable claims experience. Higher levels of refinance activity led to a 53.7% increase in net premiums written. Operating expenses increased 28.9% to $18,641,944 versus the prior year period, primarily due to a 73.2% increase in commissions, commensurate with the increase in premium volumes and a greater contribution from agency business. The increase in commission expense was partially offset by lower claims expense. Despite the increase in premium volume, the provision for claims decreased 31.2% versus the prior year period due to a recovery of approximately $600,000 as well as favorable claims experience related to prior policy years.

The increase in net income for the year is due to reductions in claims expense and other operating expenses, as well as realized gains on investments, partially offset by a higher effective income tax rate compared with 2009. While total revenues were flat versus 2009, operating expenses decreased 4.1% to $62,693,729. The higher effective income tax rate is attributable to a change in the mix of tax-exempt investment income relative to the prior year.

Chairman J. Allen Fine added, “We are pleased to report a substantial improvement in operating results for 2010. Net premiums written in the second half of the year increased 41.7% over the first half from an increase in refinance activity as well as contributions from new agents. Operating expenses were favorable compared with the prior year due to continued improvement in our claims loss rate as well as reductions in other operating expense categories. Our balance sheet and financial condition remain very strong, and we continue to enhance our competitive strengths and market position by emphasizing operational efficiency and the expansion of our agency base.”

Investors Title Company is engaged through its subsidiaries in the business of issuing and underwriting title insurance policies. The Company also provides investment management services to individuals, companies, banks and trusts, as well as services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among other statements, any predictions regarding activity in the U.S. real estate market, future enhancement of our operational efficiency or agency base expansion. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions; declines in the performance of the Company’s investments; government regulation; and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Income
For the Three and Twelve Months Ended December 31, 2010 and 2009
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
Revenues:
Underwriting income:
Premiums Written	$19,367,125	$12,587,939	$61,664,348	$62,250,774
Less-premiums for reinsurance ceded	79,331	37,511	201,907	95,523
Net premiums written	19,287,794	12,550,428	61,462,441	62,155,251
Investment income-interest and dividends	913,950	921,045	3,671,178	3,783,116
Net realized gain (loss) on investments	348,608	(97,329)	654,674	(498,089)
Other	1,681,142	1,268,431	5,521,062	5,867,882
Total Revenues	22,231,494	14,642,575	71,309,355	71,308,160

Operating Expenses:
Commissions to agents	10,481,297	6,052,270	31,189,207	29,254,311
Provision for claims	1,190,725	1,731,724	4,435,066	8,465,123
Salaries, employee benefits and payroll taxes	4,510,829	4,326,490	17,695,956	18,189,483
Office occupancy and operations	897,072	1,041,088	3,935,563	4,333,579
Business development	582,473	469,748	1,544,588	1,398,057
Filing fees, franchise and local taxes	38,602	24,603	573,075	571,677
Premium and retaliatory taxes	359,745	255,177	1,279,400	1,268,301
Professional and contract labor fees	472,438	379,758	1,511,283	1,362,706
Other	108,763	185,417	529,591	549,144
Total Operating Expenses	18,641,944	14,466,275	62,693,729	65,392,381

Income Before Income Taxes	3,589,550	176,300	8,615,626	5,915,779

Provision (Benefit) For Income Taxes	1,221,000	(133,000)	2,243,000	1,087,000

Net Income	$2,368,550	$309,300	$6,372,626	$4,828,779

Basic Earnings Per Common Share	$1.04	$0.14	$2.79	$2.11

Weighted Average Shares Outstanding - Basic	2,283,513	2,285,991	2,284,657	2,291,816

Diluted Earnings Per Common Share	$1.04	$0.14	$2.78	$2.10

Weighted Average Shares Outstanding - Diluted	2,287,201	2,288,814	2,289,847	2,299,429

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2010 and 2009
(Unaudited)

	December 31, 2010	December 31, 2009
Assets
Investments in securities:
Fixed maturities:
Held-to-maturity, at amortized cost	$-	$2,000
Available-for-sale, at fair value	86,033,557	88,801,186
Equity securities, available-for-sale, at fair value	13,872,370	11,854,301
Short-term investments	27,203,550	20,717,434
Other investments	2,888,958	2,307,220
Total investments	129,998,435	123,682,141

Cash and cash equivalents	8,117,031	8,733,221
Premiums and fees receivable, net	7,253,786	5,170,476
Accrued interest and dividends	1,150,602	1,122,806
Prepaid expenses and other assets	2,688,723	1,815,653
Property acquired in settlement of claims	127,938	175,476
Property, net	3,672,317	3,894,724
Deferred income taxes, net	476,534	1,833,207

Total Assets	$153,485,366	$146,427,704

Liabilities and Stockholders' Equity
Liabilities:
Reserves for claims	$38,198,700	$39,490,000
Accounts payable and accrued liabilities	10,301,495	9,008,337
Current income taxes payable	1,056,356	670,290
Total liabilities	49,556,551	49,168,627

Stockholders' Equity:
Common stock - no par value (shares authorized 10,000,000; 2,282,596 and 2,285,289 shares issued and outstanding as of December 31, 2010 and 2009, respectively, excluding 291,676 shares for 2010 and 2009 of common stock held by the Company's subsidiary)	1	1
Retained earnings	98,240,109	92,528,818
Accumulated other comprehensive income	5,688,705	4,730,258
Total stockholders' equity	103,928,815	97,259,077

Total Liabilities and Stockholders' Equity	$153,485,366	$146,427,704

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three and Twelve Months Ended December 31, 2010 and 2009
(Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31				December 31
	2010	%	2009	%	2010	%	2009	%
Branch	$4,920,512	25.5	$4,093,859	32.6	$17,961,144	29.2	$21,474,082	34.5

Agency	14,367,282	74.5	8,456,569	67.4	43,501,297	70.8	40,681,169	65.5

Total	$19,287,794	100.0	$12,550,428	100.0	$61,462,441	100.0	$62,155,251	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200